Exhibit 18

THE INTERESTS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE OR ANY OTHER JURISDICTION. THERE ARE FURTHER RESTRICTIONS ON THE TRANSFERABILITY OF THE INTERESTS DESCRIBED HEREIN. THE PURCHASE OF THE INTERESTS INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN BEAR THE RISK OF THE LOSS OF THEIR ENTIRE INVESTMENT.

July 18, 2016

GrizzlyRock Value Partners, LP

191 North Wacker, Suite 1500

Chicago, Illinois 60606

Re:	Transfer of Class E Interests of 1347 Investors LLC

Ladies and Gentlemen:

Reference is made to that certain Loan and Security Agreement (the “Loan and Security Agreement”), dated as of July 18, 2016, by and among the lenders party thereto (the “Lenders”) and 1347 Investors LLC (the “Company”). In connection with the Lenders’ entry into the Loan and Security Agreement, GrizzlyRock Value Partners, LP (“GRVP”) has conducted certain due diligence on behalf of itself and the other Lenders relating to, among other things, the Company, 1347 Capital Corp. (“1347 Capital”) and the business combination (the “Business Combination”) between 1347 Capital and Limbach Holdings, LLC (“Limbach”). This letter (the “Letter Agreement”) is being delivered to you to provide for the payment of the consideration described herein by the Company to GRVP in recognition of the provision of such due diligence efforts by GRVP as a material inducement to the Lenders’ entry into the Loan and Security Agreement. The terms of the Loan and Security Agreement remain in full force and effect and are not amended hereby.

In consideration of the premises, representations, warranties and the mutual covenants contained in this Letter Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, each of the undersigned hereby agrees as follows:

1. The Company hereby agrees to transfer either (a) fifty thousand (50,000) Class E Interests of the Company representing beneficial ownership of 50, 000 warrants to purchase shares of 1347 Capital Corp. at an exercise price of $15.00 (“$15 Strike Price Warrants”) or (b) directly transfer 50,000 $15 Strike Price Warrants (the securities to be transferred pursuant to either (a) or (b), the “Interests”) to GRVP, in either case within a reasonable time but no later than 60 days following the Closing Date (as such term is defined in the Agreement and Plan of Merger (the “Merger Agreement”) by and among 1347 Capital, Limbach and FdG HVAC LLC), subject to (i) the approval of such transfer by the Managers of the Company in accordance with the terms and conditions of the Amended and Restated Limited Liability Company Agreement of the Company (the “LLC Agreement”), such approval not to be unreasonably withheld and (ii) in the case of (a), the entry by GRVP into a joinder agreement to the LLC Agreement in form and substance satisfactory to the Managers of the Company, binding GRVP by the terms and conditions of the LLC Agreement and making GRVP a member of the Company holding the status of a “Member” thereunder.

2. GRVP represents and warrants as follows:

a. GRVP has all requisite authority to enter into this Letter Agreement and to perform all the obligations required to be performed by it hereunder, and the entry into this Letter Agreement will not contravene any law, rule or regulation binding on GRVP or any investment guideline or restriction applicable to it.

b. GRVP is a resident of the state of Illinois and is not acquiring the Interests as a nominee or agent or otherwise for any other person.

c. GRVP will comply with all applicable laws and regulations in effect in any jurisdiction in which it purchases or sells Interests and obtain any consent, approval or permission required for such purchases or sales under the laws and regulations of any jurisdiction to which it is subject or in which it makes such purchases or sales, and the Company shall have no responsibility therefor.

d. GRVP has such knowledge, skill and experience in business, financial and investment matters that it is capable of evaluating the merits and risks of an investment in the Interests. With the assistance of the GRVP’s own professional advisors, to the extent that GRVP has deemed appropriate, GRVP has made its own legal, tax, accounting and financial evaluation of the merits and risks of an investment in the Interests and the consequences of this Letter Agreement. GRVP has considered the suitability of the Interests as an investment in light of its own circumstances and financial condition and GRVP is able to bear the risks associated with an investment in the Interests and its authority to invest in the Interests.

e. GRVP is an “accredited investor” as defined in Rule 501(a) under the Securities Act. GRVP agrees to furnish any additional information requested by the Company or any of its affiliates to assure compliance with applicable U.S. federal and state securities laws in connection with the transfer, purchase or sale of the Interests. Any information that has been furnished or that will be furnished by GRVP to evidence its status as an accredited investor is accurate and complete, and does not contain any misrepresentation or material omission.

f. GRVP has received such information as it deems necessary and sufficient to make an investment decision. GRVP understands and accepts that an investment in the Interests involves various risks. GRVP represents that it is able to bear any loss associated with an investment in the Interests.

g. GRVP confirms that it is not relying on any communication (written or oral) of the Company and 1347 Capital or any of its affiliates, as investment advice or as a recommendation to invest in the Interests. It is understood that information and explanations related to the terms and conditions of the Interests provided by the Company and 1347 Capital or any of its affiliates shall not be considered investment advice or a recommendation to purchase the Interests, and that neither the Company, 1347 Capital nor any of their affiliates is acting or has acted as an advisor to GRVP in deciding to invest in the Interests. GRVP acknowledges that neither the Company, 1347 Capital nor any of its affiliates has made any representation regarding the proper characterization of the Interests for purposes of determining GRVP’s authority to invest in the Interests.

h. GRVP is familiar with the business and financial condition and operations of the Company and 1347 Capital. GRVP has had access to such information concerning the Company and 1347 Capital and the Interests as it deems necessary to enable it to make an informed investment decision concerning an investment in the Interests. GRVP has not been furnished any offering literature and has relied only on the information previously provided to it.

i. GRVP understands that, unless GRVP notifies the Company in writing to the contrary at or before the delivery date of the Interests, each of GRVP’s representations and warranties contained in this Letter Agreement will be deemed to have been reaffirmed and confirmed as of such date, taking into account all information received by GRVP.

j. GRVP understands that no federal or state agency has passed upon the merits or risks of an investment in the Interests or made any finding or determination concerning the fairness or advisability of this investment.

k. GRVP confirms that the Company and 1347 Capital have not (A) given any guarantee or representation as to the potential success, return, effect or benefit (either legal, regulatory, tax, financial, accounting or otherwise) of an investment in the Interests or (B) made any representation to GRVP regarding the legality of an investment in the Interests under applicable legal investment or similar laws or regulations. In deciding to invest in the Interests, GRVP is not relying on the advice or recommendations of the Company or 1347 Capital and GRVP has made its own independent decision that the investment in the Interests is suitable and appropriate for GRVP.

l. GRVP is acquiring the Interests solely for GRVP’s own beneficial account, for investment purposes, and not with a view to, or for resale in connection with, any distribution of the Interests. GRVP understands that the Interests have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws by reason of specific exemptions under the provisions thereof which depend in part upon the investment intent of GRVP and of the other representations made by GRVP in this Letter Agreement. GRVP understands that the Company is relying upon the representations and agreements contained in this Letter Agreement (and any supplemental information) for the purpose of determining whether this transaction meets the requirements for such exemptions.

m. GRVP understands that the Interests are “restricted securities” under applicable federal securities laws and that the Securities Act and the rules of the U.S. Securities and Exchange Commission (the “Commission”) provide in substance that GRVP may dispose of the Interests only pursuant to an effective registration statement under the Securities Act or an exemption therefrom, and GRVP understands that the Company and 1347 Capital have no obligation or intention to register any of the Interests, or to take action so as to permit sales pursuant to the Securities Act (including Rule 144 thereunder). Accordingly, GRVP understands that under the Commission’s rules, GRVP may dispose of the Interests principally only in “private placements” which are exempt from registration under the Securities Act, in which event the transferee will acquire “restricted securities” subject to the same limitations as in the hands of GRVP. Consequently, GRVP understands that GRVP must bear the economic risks of the investment in the Interests for an indefinite period of time.

n. GRVP agrees: (A) that GRVP will not sell, assign, pledge, give, transfer or otherwise dispose of the Interests or any interest therein, or make any offer or attempt to do any of the foregoing, except pursuant to a registration of the Interests under the Securities Act and all applicable securities, “blue sky” or other similar laws of any applicable state jurisdiction, or in a transaction which is exempt from the registration provisions of the Securities Act and such state securities laws; (B) that any certificates representing the Interests will bear a legend making reference to the foregoing restrictions; and (C) that the Company, 1347 Capital and its affiliates shall not be required to give effect to any purported transfer of such Interests except upon compliance with the foregoing restrictions.

o. GRVP acknowledges that neither the Company, 1347 Capital nor any other person offered to sell the Interests to it by means of any form of general solicitation or advertising, including but not limited to: (A) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or (B) any seminar or meeting whose attendees were invited by any general solicitation or general advertising.

3. This Letter Agreement constitutes the sole and entire agreement and understanding of the undersigned with respect to the subject matter of this Letter Agreement, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter. Neither of the parties hereto have relied on any statement, representation, warranty or agreement of the other party or any other person on such party’s behalf, including any representations, warranties, or agreements arising from statute or otherwise in law, except for the representations, warranties or agreements expressly contained in this Letter Agreement. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. This Letter Agreement may be executed in two counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. This Letter Agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto. No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.

[Signature Page Follows]

Sincerely,

1347 INVESTORS LLC

By:	/s/ Hassan R. Baqar
Name: Hassan R. Baqar
Title: President

AGREED AND ACCEPTED:

GRIZZLYROCK VALUE PARTNERS, LP

By:	/s/ Kyle Mowery
Name: Kyle Mowery
Title: Managing Partner

[Signature Page to Letter Agreement]